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                                                                Exhibit 4.2


                             CONSULTING AGREEMENT
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     Agreement made as of this 10th day of May, 2001 (the "Agreement") by and between Constellation 3D, Inc. 805 Third Avenue - 14th Floor, New York, NY 10022 ("C3D") and Focus Tech Investments, Inc. 179 Ruskin Drive East, Montgomery, TX 77356 ("Consultant"). C3D and Consultant shall be referred to in this Agreement jointly as the "Parties".

     Whereas, C3D is a publicly traded (Nasdaq Symbol: CDDD) research and development company and has developed technology and acquired patents relating to ultra high capacity Fluorescent Multilayer Discs and Cards ("FMD/C");

     Whereas, Consultant is in the business of providing advisory and consulting services for companies with respect to their interaction with and participation in the public financial community and securities industries;

     Whereas, C3D and Consultant previously entered into a consulting relationship as defined in a December 4, 2000 letter agreement (the "Services Agreement"), however the Parties desire to better define their relationship in that C3D desires to engage the Consultant as an independent contractor, and the Consultant desires to be engaged by C3D in connection with providing financial and securities consulting services.

     NOW THEREFORE, it is agreed as follows:

     1.   Engagement.  The Consultant shall provide such services as herein
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provided during the term of this Agreement, which shall commence the date hereof and shall expire three (3) months thereafter (the "Term") unless earlier terminated.

          A. The Consultant shall provide advisory and consulting services to C3D with respect to C3D's relationships and interaction with the public financial community, including interfacing with outside professionals regarding the public securities of C3D, the public financial markets and the financial community, including broker/dealers, auditors, underwriters, regulators and underwriter syndicate members. In addition to direct interface with the financial community, Consultant shall provide continuing assistance and consultation to C3D in executing plans developed for maintaining a successful NASDAQ market for its securities.

          B. It is the intention of the parties to create the business relationship of a client (C3D) and independent contractor (Consultant). This Agreement shall not be deemed to create any agreement or control, giving rise to joint and several liability as between the Parties for any purpose, acts or omissions by the other. No ownership or other interest is acquired by either party in the other party. Further, no agency relationship between the Parties is formed. Nothing in this Agreement shall grant (or be construed to grant) either party a license to the other party's proprietary intellectual property, including without limitation patents, copyrights, trademarks and/or trade secrets.

          C. The Consultant shall provide its own office space, utilities, and secretary and other supplies and office services at his expense.

          D. Nothing herein shall oblige C3D to enter into any strategic alliance, joint venture, financing arrangement or other contract or agreement.

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          E.   Consultant shall not provide any underwriting functions and shall act solely on behalf of C3D in providing in-house financial advisory services. Although the consulting services of Consultant may include general advice and consultation regarding general legal topics relating to the consulting services being rendered, particularly with respect to areas of financial expertise of Consultant, the services being rendered by Consultant do not include the rendition of professional legal services or any specific legal service, advice or consultation by any affiliate of Consultant.

     2.   Compensation. For all of its services hereunder, C3D shall pay
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Consultant Two Thousand Five Hundred Dollars ($2500) per month ("Monthly
Compensation").

     In addition, C3D shall make available the issuance of warrants to purchase Fifty Thousand (50,000) shares of C3D's common stock @ $10.15313 per share expiring on December 31, 2003. These warrants shall immediately vest. C3D shall cause the shares underlying the warrants to be included in its next filed registration statement (Form S3). A Warrant Agreement acceptable to the Parties shall be separately executed.

     3.   Work Product. The Consultant shall have no proprietary interest in the
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work product created, produced or developed by the Consultant during the course of his engagement, but the work product shall be owned solely and exclusively by C3D. Upon request, Consultant shall execute and deliver all documents requested by C3D to effectuate the foregoing and this Agreement.

     4.   Proprietary Information. Consultant's engagement as an independent
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contractor with C3D is being done upon the understanding that there is a mutual relationship of confidence and trust between C3D and Consultant with respect to any information applicable to the business of C3D and/or applicable to the business of any client or customer of C3D, and/or learned by Consultant in such context during the period of his engagement. All of such information has commercial value in the business in which C3D is engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of C3D, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering and financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing lanes and information. "Proprietary Information" also includes proprietary or confidential information of any third party who may disclose such information to C3D or Consultant in the course of C3D's business. At all times, both during Consultant's engagement by C3D and after its termination, Consultant agrees to keep in confidence and trust all Proprietary Information, and Consultant agrees that he will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of C3D, except as may be necessary in the ordinary course of performing the Consultant's duties as set forth in this Agreement. Notwithstanding the foregoing, it is understood that, at all such times, Consultant is free to use information, which is generally known in the trade or industry not as a result of a breach of this Agreement. Consultant acknowledges and agrees that all Proprietary Information (including all copies) is the sole and exclusive property of C3D and upon termination of Consultant's engagement or at the request of C3D before termination, Consultant shall immediately deliver to C3D all written and tangible material in his possession incorporating the Proprietary Information or otherwise relating to C3D's business.

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     5.   No Solicitation.  As a condition of his engagement with C3D, and as a
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material inducement to C3D to engage Consultant hereunder, Consultant agrees that during the term of Consultant's engagement by C3D and for a period of 1 year thereafter, Consultant will not solicit, encourage, or cause other to solicit or encourage any employees, independent contractors or consultants of C3D to terminate their employment or relationship with C3D. This paragraph of the Agreement: (a) shall survive Consultant's engagement by C3D, (b) does not in any way restrict Consultant's right or the right of C3D to terminate his engagement at any time, for any reason or for no reason, (c) inures to the benefit of successors and assigns of C3D, and (d) is binding upon Consultant's heirs and legal representatives.

     6.   Termination.  Either Party may terminate this Agreement without
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further obligation, except as set forth herein, upon seven (7) days written notice sent to the other party by designated overnight courier to the address indicated hereinabove. In the event C3D terminates this Agreement, it shall be obligated to pay only Monthly Compensation due as of the date of termination.

          A. Responsibilities on Termination: Upon expiration or termination of this Agreement, the Parties shall immediately cease using and return the other Party's intellectual property and/or confidential material. All licenses to the other Party's intellectual property (including without limitation, patents, copyrights and trademarks) expressly granted and/or implied shall immediately terminate. In addition, the Parties shall immediately return all documents (originals and all copies) and all other property belonging to and/or received from the other Party in their possession, custody or control.

          B. Renewal: This Agreement shall not renew under any circumstance unless both Parties agree in writing.

     7.   Assignment.  The Consultant may not assign this Agreement or any of
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its rights or obligations herein without C3D's prior written consent.

     8.   Governing Law.  This Agreement and performance under it, and all
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proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of New York and in New York, United States of America. The Parties consent and agree to the exclusive jurisdiction of the Federal and State courts located in New York, New York, United States of America.

     9.   Modification; Amendment; Waiver.  No modification, amendment or waiver
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of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

     10.  Severability.  Whenever possible, each provision of this Agreement
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shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. For purposes of interpreting this Agreement, neither party shall be deemed the author of the Agreement.

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     11.  Complete Agreement.  This Agreement constitutes the entire agreement
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between the parties, and cancels and supersedes all other agreements between the
Parties that may have related to the subject matter contained in this Agreement, including without limitation the Service Agreement. The Parties expressly agree and acknowledge that the Services Agreement is hereby terminated and that there are no obligations owed to either party by the other arising out of or in any way relating to the Services Agreement. The Parties mutually grant each other and their respective affiliates, officers and directors a full release from any and all claims, which have arisen, and/or which may arise from or are in any way related to the Services Agreement.

     12.  Sections and Headings.  The sections and headings throughout this
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Agreement are for convenience of reference and shall in no way be held or deemed to be a part of or affect the interpretation of this Agreement.

     13.  Execution.  This Agreement may be executed in counterparts, each of
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which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.


     CONSTELLATION 3D, INC.          FOCUS TECH INVESTMENTS, INC.


     /s/ Leonardo Berezowsky         /s/ Michael T. Fearnow
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     Leonardo Berezowsky, CFO        Michael T. Fearnow
                                     President

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